Petrol Oil and Gas Announces Receipt of OTCBB Trading Symbol

LAS VEGAS--(BUSINESS WIRE)--March 30, 2004--Petrol Oil and Gas Inc. (OTCBB:POIG - News) announced today that they are in receipt of their trading symbol (POIG) for the Over-the-Counter Bulletin Board and have commenced trading of its common stock on the OTCBB.

"We are extremely pleased that the NASD has authorized the quotation of Petrol on the OTCBB. Our stockholders and the public will now have the opportunity to buy and sell Petrol shares through this public market," stated Paul Branagan, president of Petrol.

Petrol is a development stage company structured to become an operating entity in the exploration, development and production of coal-bed methane ("CBM") gas and other producible minerals. Petrol maintains mineral lease rights on approximately 150,000 acres in eastern Kansas and western Missouri. As part of its exploration and development strategy Petrol has drilled 6 exploratory wells on its leases in Coffey County Kansas and 1 exploratory well in Cass County, Missouri. All of these wells are currently undergoing reserve evaluation, stimulation analysis and production testing.

Technical, corporate and investor related information can be found on the Petrol website at, www.poginc.com.

Safe Harbor Statement: The statements in this press release regarding any implied or perceived benefits of trading on the OTCBB, being an operating entity, maintaining mineral lease rights, drilling and testing exploratory wells, and any other effects resulting from trading on the OTCBB, and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, discovering producible minerals such as oil or gas, the testing results, costs, delays, and any other difficulties related to producing minerals such as oil or gas, financing, marketing and sales, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PETROL OIL AND GAS INC. is quoted on the OTC Bulletin Board as "POIG."

Copyright (C) 2004 Petrol Oil and Gas Inc. All Rights Reserved.

For Investor Information Contact:

Petrol Oil and Gas Inc.

2300 E. Patrick Ln Ste #26

Las Vegas, NV 89119

702-454-7318

Contact:

Petrol Oil and Gas Inc.

Paul Branagan, 702-454-7318 (Investor Information)